UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: April 21, 2011
(Date of earliest event reported)

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394

                                                                                                                                                                                                                                                                                           _____________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Suite 101 Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operation and Financial Condition

A press release made on April 21, 2011 follows:

Joel Hatlen	Hayden IR
Vice President and Chief Financial Officer	Brett Maas, Managing Partner
Data I/O Corporation	(646) 536-7331
6464 185th Ave. NE, Suite 101	Email: brett@haydenir.com - or -
Redmond, WA 98052	Dave Fore, Client Manager & Senior Research Analyst
(425) 881-6444	(206) 450-2151
investorrelations@dataio.com	Email: dave@haydenir.com

DATA I/O ANNOUNCES 13% REVENUE GROWTH,

HIGHEST FIRST QUARTER REVENUE IN DECADE

Sales up 13% for First Quarter,

 Net Income of $532,000 for First Quarter

Sales Pipeline Returns to Pre-Recession Peak Levels

Redmond, WA, April 21, 2011 – Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced programming and IP management solutions used in the manufacturing of flash and flash-based intelligent devices,  today announced financial results for the first quarter ended March 31, 2011.

Highlights

•         First quarter 2011 revenue increased 12.7 percent to $7.0 million from $6.3 million in the same period last year and increased sequentially from $6.9 million in the fourth quarter of 2010

•         Asian revenues grew 101 percent compared to the first quarter of 2010

•         First quarter 2011 gross margin improved sequentially to 59.1 percent from 56.4 percent in the prior quarter

•         First quarter 2011 net income was $532,000, or $0.06 per diluted share

•         Cash increased during the quarter to $19 million

Financial Results

Revenues for the first quarter of 2011 were $7.0 million, up 12.7 percent compared with $6.3 million in the first quarter of 2010 and up sequentially from $6.9 million in the fourth quarter of 2010.  Net income in the first quarter of 2011 was $532,000, or $0.06 per diluted share, compared with net income of $709,000 or $0.08 per diluted share, in the first quarter of 2010.  The decrease in net income is attributed primarily to higher development expenses associated with new products to be released later this year.

On a regional basis, Asia had the highest growth this period, with revenue growth of 101 percent over the first quarter of 2010, and 31 percent sequentially over the fourth quarter of 2010.  Europe had revenue growth of 6 percent over the first quarter of 2010 and was flat compared to the fourth quarter of 2010.  The Americas declined 33 percent compared to the first quarter of 2010, particularly due to decreased sales in Mexico and less custom software sales.  Data I/O ended the quarter with a backlog of $0.9 million, compared to $1.1 million at the end of the first quarter of 2010 and $1.6 million at December 31, 2010.

“Orders for the first quarter of 2011 were $6.1 million compared with $5.9 million in the first quarter of 2010 and $6.6 million in the fourth quarter of 2010,” said Joel Hatlen, Vice President and CFO. “During the quarter, programming centers continued their purchases of new equipment, demonstrating their business recovery and the need for new capacity.  We also witnessed a recovery in our Asia business early in the first quarter, and despite the decline in the Americas in that period, we are now seeing a recovery in the second quarter in that region as well.”

Gross margin as a percentage of sales in the first quarter of 2011 was 59.1 percent, compared with 60.0 percent in the first quarter of 2010 and 56.4 percent in the fourth quarter of 2010.  The increase compared to the fourth quarter of 2010 was primarily due to the product mix and improved variances.  Operating expenses increased by $639,000 in the first quarter of 2011 to $3.5 million compared to $2.9 million in the same period in 2010.  The $402,000 increase in Research and Development expense was primarily due to the use of outside resources and materials to accelerate our growth initiatives.  Sales, General and Administrative expense increased to $2.2 million in the first quarter of 2011 from $1.9 million in the same period in 2010 due to increased use of outside professional consultants, higher compensation costs and incentive compensation based on financial results.

The Company’s cash position at March 31, 2011 increased during the quarter to $19.0 million.  Accounts receivable increased to $5.5 million at March 31, 2011 compared to $5.0 million at December 31, 2010, primarily due to more sales shipments taking place late in the quarter, and increased from $4.7 million at March 31, 2010, primarily due to the increase in sales volume.  Inventories were at $3.5 million at March 31, 2011, down from $3.6 million at December 31, 2010 and from $3.7 million at March 31, 2010.  Deferred revenue was $1.6 million at March 31, 2011 and December 31, 2010.

“We are pleased to start the year with excellent revenues for the quarter and solid financial results,” said Fred Hume, President and CEO. “The $7 million in revenue is the highest level we’ve witnessed in a first quarter—seasonally, our weakest—in more than 10 years.  We are excited by our new product initiatives, and as such, we have continued to use temporary resources to accelerate their development to introduce several of them to the market later this year.  In addition, these initiatives expand our available markets and cement our position as the leader in advanced programming solutions.”

Conference Call Information

A conference call discussing the first quarter and 2011 financial results will follow this release today at 2 p.m. Pacific time/5 p.m. Eastern time.  To listen to the conference call, please dial (612) 288-0329 passcode: DAIO.  A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week.  To access the replay, please dial (320) 365-3844, access code: 201265.  The conference call will also be simultaneously web cast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com  to access the call from the site.  This web cast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

With almost 40 years of expertise in delivering intellectual property to programmable devices, Data I/O offers complete, integrated manufacturing solutions in wireless, automotive, programming center, semiconductor, and industrial control market segments for OEM, ODM, EMS and semiconductor companies.  Data I/O is the leader in programming and provides hardware and software solutions for turn-key programming and device testing services, as well as in-system (on-board), in-line (right before use at the SMT line), or in-socket (off-line) programming.  These solutions are scalable for small, medium and large volume applications with different device mixes.  Data I/O Corporation has headquarters in Redmond, Wash., with sales and services worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to levels of orders, ability to record revenues, release schedules, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

–        Summary Financial Data Attached   –

DATA I/O CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(UNAUDITED)

	March 31, 2011	December 31, 2010

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 19,024	$ 18,942
Trade accounts receivable, net of allowance for doubtful accounts of $137 and $138	5,527	4,975
Inventories	3,541	3,570
Other current assets	400	528
TOTAL CURRENT ASSETS	28,492	28,015

Property, plant and equipment – net	1,185	1,256
Other assets	100	153
TOTAL ASSETS	$ 29,777	$ 29,424

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 1,146	$ 1,234
Accrued compensation	960	1,578
Deferred revenue	1,553	1,572
Other accrued liabilities	958	770
Accrued costs of business restructuring	-	58
Income taxes payable	91	108
Current portion long-term debt	57	92
TOTAL CURRENT LIABILITIES	4,765	5,412

Long-term other payables	217	47
Long-term debt	-	-

COMMITMENTS

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including 200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 9,034,531 and 9,027,867 shares	22,271	22,172
Accumulated earnings (deficit)	1,432	900
Accumulated other comprehensive income	1,092	893
TOTAL STOCKHOLDERS’ EQUITY	24,795	23,965
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 29,777	$ 29,424

DATA I/O CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months Ended March 31,
	2011	2010

Net Sales	$ 7,043	$ 6,252
Cost of goods sold	2,879	2,499
Gross margin	4,164	3,753
Operating expenses:
Research and development	1,352	950
Selling, general and administrative	2,172	1,938
Provision for business restructuring	-	-
Total operating expenses	3,524	2,888
Gain on sale of assets	-	3
Operating income (loss)	640	868
Non-operating income (expense):
Interest income	13	2
Interest expense	-	(3)
Foreign currency transaction gain (loss)	(35)	(56)
Total non-operating income (loss)	(22)	(57)
Income (loss) before income taxes	618	811
Income tax (expense) benefit	(86)	(102)
Net income (loss)	$ 532	$ 709

Basic earnings (loss) per share	$ 0.06	$ 0.08
Diluted earnings (loss) per share	$ 0.06	$ 0.08
Weighted-average basic shares	9,034	8,959
Weighted-average diluted shares	9,234	9,080

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                Data I/O Corporation

April 25, 2011              By _/s/Joel S. Hatlen

                                                Joel S. Hatlen

                                                Vice President

                                                Chief Financial Officer